Exhibit 99.1

Zynex Announces 2020 First Quarter Earnings

•	Revenue increased 66% year over year to $15.2 million

•	Orders increased 126%

•	Net income of $2.9 million; Diluted EPS $0.09

•	Adjusted EBITDA increased 23% to $3.0 million

ENGLEWOOD, CO – April 28, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its first quarter ended March 31, 2020.

First Quarter Financial Results Summary:

For the first quarter, the Company reported net revenue of $15.2 million, a 66% increase over the first quarter of 2019. Gross margins were 78% in the first quarter of 2020 and net income was $2.9 million.

Adjusted EBITDA was $3.0 million in the first quarter of 2020.

The Company generated $0.6 million of cash from operations during the first quarter of 2020. As of March 31, 2020, the Company had working capital of $19.9 million compared to $17.4 million at December 31, 2019. Cash on hand was $14.6 million at the end of the first quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “I am excited to announce our fifteenth consecutive quarter of positive net income. In the first quarter, we posted revenue of $15.2 million, which is the highest quarterly revenue in the history of the Company and net income of $2.9 million. Orders grew 126% compared to the first quarter of 2019.

We were able to generate $0.6 million in cash from operations despite increasing our inventory by over $1.0 million. We are focused on ensuring our patients get pain relief from our device quickly and therefore we increased our inventory levels to protect against any supply chain slow-downs due to COVID-19. Our employees have demonstrated remarkable dedication and have been rock solid during this crisis making sure we continue to operate effectively. We can’t thank them enough.

In the first quarter, we continued to focus on the execution of our growth strategy and the related growth of our sales force by adding 32 sales reps in March and 48 in April. We expect the addition of new sales reps to have an impact on order and revenue growth later this year and going forward. In addition, we continue to invest in our infrastructure to support the increase in order volume.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Second Quarter and Full Year 2020 Guidance:

The estimated range for second quarter revenue is between $17.5 and $18.0 million with Adjusted EBITDA between $3.2 and $3.7 million as we continue to invest in growing our sales force. The revenue estimate is approximately 70% to 75% above 2019 second quarter revenue of $10.3 million. We continue to see the impact of the COVID-19 pandemic, not only on the availability of physicians to prescribe our products but also on navigating employee and supply chain issues. Our order volumes have stabilized and remained steady during the last 3 weeks of March and through April.

Full year 2020 estimates are unchanged. Revenue is estimated between $78.0 and $83.0 million with Adjusted EBITDA between $15.0 and $18.0 million. The full year revenue estimate is approximately 72% to 83% above 2019 revenue of $45.5 million.

Conference Call and Webcast Details:

Tuesday, April 28, 2020 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/34403

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2019 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash	$14,585	$14,040
Accounts receivable	6,549	5,833
Inventory, net	3,429	2,378
Prepaid expenses and other	1,135	315
Total current assets	25,698	22,566

Property and equipment, net	1,116	858
Operating lease asset	4,980	3,831
Finance lease asset	168	180
Deposits	275	329
Long term deferred income taxes	985	513
Total assets	$33,222	$28,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,292	2,141
Lease liability - operating leases	1,678	1,211
Lease liability - finance leases	53	45
Income taxes payable	39	52
Accrued payroll and related taxes	1,772	1,748
Total current liabilities	5,834	5,197
Long-term liabilities:
Lease liability - operating leases	3,954	3,282
Lease liability - finance leases	126	145
Total liabilities	9,914	8,624

Stockholders' equity:
Common stock	34	34
Additional paid-in capital	9,916	9,198
Treasury stock	(3,846)	(3,846)
Retained earnings	17,293	14,356
Total Zynex, Inc. stockholders' equity	23,397	19,742
Non-controlling interest	(89)	(89)
Total stockholders' equity	23,308	19,653
Total liabilities and stockholders' equity	$33,222	$28,277

ZYNEX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
NET REVENUE
Devices	$3,444	$1,975
Supplies	11,784	7,221
Total net revenue	15,228	9,196

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	3,401	1,784
Sales and marketing	5,209	2,473
General and administrative	4,160	2,683
Total costs of revenue and operating expenses	12,770	6,940

Income from operations	2,458	2,256

Other income/(expense)
Deferred insurance reimbursement	-	880
Interest expense	(4)	-
Other income/(expense), net	(4)	880

Income from operations before income taxes	2,454	3,136
Income tax (benefit)/expense	(483)	786
Net Income	$2,937	$2,350

Net income per share:
Basic	$0.09	$0.07

Diluted	$0.09	$0.07

Weighted average basic shares outstanding	32,913	32,233
Weighted average diluted shares outstanding	34,204	33,721

ZYNEX, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Adjusted EBITDA:
Net income	$2,937	$2,350
Depreciation and Amortization	68	66
Stock-based compensation expense	497	139
Interest expense and other (benefit), net	4	(880)
Income tax expense (benefit)	(483)	786
Adjusted EBITDA	$3,023	$2,461
% of Net Revenue	20%	27%

*	Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.